Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED SALES RESULTS

NBTY WILL WEB CAST PRESENTATION AT CANACCORD ADAMS

HEALTHY LIVING CONFERENCE

RONKONKOMA, N.Y. – October 13, 2008 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the fiscal fourth quarter and fiscal year ended September 30, 2008 by segment: (Amounts are rounded)

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30

($ In Millions)

	2008	2007	% Change
Wholesale/US Nutrition	$359	$237	52%
North American Retail	$50	$57	-13%
European Retail	$138	$155	-11%
Direct Response/E-Commerce	$55	$47	17%
Total	$602	$496	21%

Wholesale / US Nutrition net sales for the fiscal fourth quarter of 2008 include $93 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 12% for the period.  European Retail net sales for the fiscal fourth quarter of 2008 include $5 million from Julian Graves, which NBTY acquired on September 17, 2008.  Without Julian Graves sales, European Retail net sales would have decreased 14% for the period.  European Retail net sales in local currency decreased 8%, and North American Retail same store sales decreased 10% in the fiscal fourth quarter of 2008.

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL YEAR ENDED SEPTEMBER 30

($ In Millions)

	2008	2007	% Change
Wholesale/US Nutrition	$1,161	$977	19%
North American Retail	$208	$223	-7%
European Retail	$600	$620	-3%
Direct Response/E-Commerce	$210	$194	9%
Total	$2,180	$2,015	8%

Wholesale / US Nutrition net sales for fiscal year 2008 include the aforementioned $93 million from Leiner.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 9% for the 2008 fiscal year.  European Retail net sales for fiscal year 2008 include the aforementioned $5 million from Julian Graves.  Without Julian Graves sales, European Retail net sales would have decreased 4% for the 2008 fiscal year.  European Retail in local currency decreased 4% and North American Retail same store sales decreased 4% for fiscal year 2008.

NBTY also announced it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Canaccord Adams Healthy Living Conference in Boston on Wednesday, October 15, 2008.  The presentation is scheduled to be web cast live on the Company web site, www.nbty.com, at 1:30 PM Eastern Time that day.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.